INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To:  Stream Communications Network & Media Inc.

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement regarding the registration of 4,810,000 common shares in the capital stock of Stream Communications Network & Media Inc. (the ”Company”), issuable pursuant to certain Compensation Agreements between the Company and certain of its employees, of our report dated April 25, 2005, except for notes 19 and 20 which are dated June 24, 2005, relating to the December 31, 2004 financial statements of the Company which appears in the Company's Annual Report on Form 20-F for that period.

“MACKAY LLP”

CHARTERED ACCOUNTANTS

Vancouver, British Columbia

Canada

August 4, 2005